[LETTERHEAD OF HOLLAND SHIPIS VANN, P.C.]

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (filed April 15, 2005) of Ashford Hospitality Trust, Inc., of our reports on the Day Properties, dated August 2, 2004, the Dunn Properties, dated October 1, 2004, and Hyatt Regency Orange County, dated November 12, 2004, with respect to the combined historical summaries of revenue and direct operating expenses of these properties included in current reports on Form 8-K/A filed with the Securities and Exchange Commission on August 19, 2004, October 14, 2004, and December 8, 2004, respectively.

Atlanta, Georgia
April 15, 2005